Exhibit 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

MEDIAMIND TECHNOLOGIES INC.
(Formerly Eyeblaster, Inc.)

        We have audited the accompanying consolidated balance sheets of MediaMind Technologies Inc. (formerly Eyeblaster, Inc.) ("the Company") and its subsidiaries as of December 31, 2009 and 2010 and the related consolidated statements of income, stockholders' equity and consolidated cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2009 and 2010 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with generally accepted accounting principles in the United States.

Tel-Aviv, Israel March 8, 2011	KOST FORER GABBAY & KASIERER A Member of Ernst & Young Global

MEDIAMIND TECHNOLOGIES INC.
(FORMERLY EYEBLASTER, INC.) AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

	December 31,
	2009	2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$15,363	$21,484
Short-term deposit	18,357	75,873
Restricted cash	769	1,180
Trade receivables, net	22,104	25,604
Other accounts receivable and prepaid expenses	1,972	2,926

Total current assets	58,565	127,067

LONG-TERM ASSETS:
Marketable securities (Note 3)	2,077	2,043
Deferred taxes, net	1,289	2,146
Severance pay fund	1,517	2,267
Other long-term assets	1,015	1,092

Total long-term assets	5,898	7,548

PROPERTY AND EQUIPMENT, NET (Note 4)	2,427	5,014

Total assets	$66,890	$139,629

The accompanying notes are an integral part of the consolidated financial statements.

MEDIAMIND TECHNOLOGIES INC.
(FORMERLY EYEBLASTER, INC.) AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands (except share and per share data)

	December 31,
	2009	2010
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Trade payables	$1,001	$756
Employees and payroll accruals	4,686	3,996
Other accounts payable (Note 5)	4,053	5,094

Total current liabilities	9,740	9,846

LONG-TERM LIABILITIES:
Accrued severance pay and other employee accruals	2,335	3,413

Total long-term liabilities	2,335	3,413

STOCKHOLDERS' EQUITY (Note 8):
Stock capital:
Common stock of $0.001 par value—19,200,000 and 88,000,000 shares authorized at December 31, 2009 and 2010, respectively; 11,573,706 and 21,692,207shares issued at December 31, 2009 and 2010, respectively; 8,412,002 and 18,530,503 shares outstanding at December 31, 2009 and 2010, respectively.	12	22
Series A-1 Convertible Preferred stock of $0.001 par value—2,100,000 shares authorized at December 31, 2009 and no shares authorized at December 31, 2010; 2,068,966 shares issued and outstanding at December 31, 2009 and no shares issued and outstanding at December 31, 2010; Aggregate liquidation preference of $32,996 at December 31, 2009 and no aggregate liquidation preference at December 31, 2010.	2	—
Additional paid-in capital	48,450	109,927
Treasury stock at cost (3,161,704 shares of Common stock)	(23,213)	(23,213)
Accumulated other comprehensive loss	(558)	(440)
Retained earnings	30,122	40,074

Total stockholders' equity	54,815	126,370

Total liabilities and stockholders' equity	$66,890	$139,629

The accompanying notes are an integral part of the consolidated financial statements.

MEDIAMIND TECHNOLOGIES INC.
(FORMERLY EYEBLASTER, INC.) AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

U.S. dollars in thousands (except share and per share data)

	Year ended December 31,
	2008	2009	2010
Revenues	$63,775	$65,075	$80,846
Cost of revenues	3,520	3,306	4,289

Gross profit	60,255	61,769	76,557

Operating expenses:
Research and development	7,443	6,844	9,148
Selling and marketing	34,936	36,530	45,932
General and administrative	10,292	6,201	8,259

Total operating expenses	52,671	49,575	63,339

Operating income:	7,584	12,194	13,218
Financial income, net (Note 12)	753	80	577

Income before income taxes	8,337	12,274	13,795
Income taxes (Note 7)	2,175	2,446	3,843

Net income	6,162	9,828	9,952
Accretion of Preferred stock dividend preference	(821)	(1,617)	(1,292)

Net income attributable to Common stockholders	$5,341	$8,211	$8,660

Net earnings per share (Note 9):
Basic	$0.64	$0.98	$0.70

Diluted	$0.43	$0.68	$0.54

Weighted average number of shares of Common stock used in computing earnings per share (in thousands):
Basic	8,380	8,397	12,394

Diluted	14,358	14,352	18,273

The accompanying notes are an integral part of the consolidated financial statements.

MEDIAMIND TECHNOLOGIES INC.
(FORMERLY EYEBLASTER, INC.) AND ITS SUBSIDIARIES

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

U.S. dollars in thousands (except share data)

	Common stock		Preferred stock	Additional paid-in capital	Treasury stock- at cost	Accumulated other comprehensive income (loss)	Retained earnings	Total comprehensive income	Total stockholders' equity
Balance as of January 1, 2008	$12		$2	$42,236	$(23,213)	$622	$14,132		$33,791
Exercise of stock options	*	)	—	121	—	—	—		121
Compensation related to options granted to employees	—		—	2,756	—	—	—		2,756
Foreign currency translation adjustments	—		—	—	—	(2,244)	—	$(2,244)	(2,244)
Net income	—		—	—	—	—	6,162	6,162	6,162

Total comprehensive income								$3,918

Balance as of December 31, 2008	12		2	45,113	(23,213)	(1,622)	20,294		40,586
Exercise of stock options	*	)	—	45	—	—	—		45
Compensation related to options granted to employees	—		—	3,292	—	—	—		3,292
Foreign currency translation adjustments	—		—	—	—	997	—	$997	997
Unrealized gain from derivatives, net of taxes	—		—	—	—	67	—	67	67
Net income	—		—	—	—	—	9,828	9,828	9,828

Total comprehensive income								$10,892

Balance as of December 31, 2009	12		2	48,450	(23,213)	(558)	30,122		54,815
Conversion of Series A-1 Convertible Preferred stock into Common stock	5		(2)	(3)	—	—	—		—
Issuance of Common stock in connection with initial public offering (net of $6,296 in issuance expenses)	5		—	55,957	—	—	—		55,962
Exercise of stock options	*	)	—	1,017	—	—	—		1,017
Compensation related to options granted to employees	—		—	4,489	—	—	—		4,489
Exercise of warrants	*	)	—	17	—	—	—		17
Foreign currency translation adjustments	—		—	—	—	(24)	—	$(24)	(24)
Unrealized gain from derivatives, net of taxes	—		—	—	—	142	—	142	142
Net income	—		—	—	—	—	9,952	9,952	9,952

Total comprehensive income								$10,070

Balance as of December 31, 2010	$22		$—	$109,927	$(23,213)	$(440)	$40,074		$126,370

*)
Represents an amount lower than $ 1.

The accompanying notes are an integral part of the consolidated financial statements.

MEDIAMIND TECHNOLOGIES INC.
(FORMERLY EYEBLASTER, INC.) AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Year ended December 31,
	2008	2009	2010
Cash flows from operating activities:
Net income	$6,162	$9,828	$9,952
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,053	1,211	2,239
Compensation related to options granted to employees	2,756	3,292	4,489
Increase in trade receivables	(256)	(5,853)	(3,574)
Decrease (increase) in other accounts receivable and prepaid expenses	459	(217)	(776)
Increase in deferred taxes	(1,476)	(226)	(814)
Decrease (increase) in other long-term assets	(685)	13	(66)
Decrease in trade payables	(894)	(79)	(295)
Increase (decrease) in employee and payroll accruals	1,001	1,327	(678)
Increase (decrease) in other accounts payable	(536)	1,419	1,171
Increase (decrease) in accrued severance pay and other employee accruals, net	959	(261)	335
Decrease (increase) in accrued interest	177	(111)	(109)
Loss (gain) on disposal of property and equipment	17	(32)	(50)

Net cash provided by operating activities	8,737	10,311	11,824

Cash flows from investing activities:
Investments in marketable securities	(12,502)	(2,124)	—
Proceeds from redemption of marketable securities	27,084	591	—
Investments in short-term deposits	—	(18,250)	(79,453)
Proceeds from maturity of short-term deposits	—	—	22,050
Restricted cash	—	(765)	(2,080)
Proceeds from release of restricted cash	—	—	1,664
Purchase of property and equipment	(1,425)	(1,251)	(4,347)
Proceeds from sale of property and equipment	7	166	11

Net cash provided by (used in) investing activities	13,164	(21,633)	(62,155)

Cash flows from financing activities:
Acquisition of treasury stock	—	—	(533)
Proceeds from initial public offering, net of issuance costs	—	—	55,962
Proceeds from exercise of stock options and warrants	121	45	1,034

Net cash provided by financing activities	121	45	56,463

Increase (decrease) in cash and cash equivalents	22,022	(11,277)	6,132
Effects of exchange rate changes on cash and cash equivalents	(757)	480	(11)
Cash and cash equivalents at the beginning of the year	4,895	26,160	15,363

Cash and cash equivalents at the end of the year	$26,160	$15,363	$21,484

The accompanying notes are an integral part of the consolidated financial statements.

MEDIAMIND TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Year ended December 31,
	2008	2009	2010
Supplemental disclosure of cash flow information:
Cash paid and received during the year for:
Income taxes paid	$3,236	$2,596	$4,269

Income taxes received	$—	$1,312	$15

Interest on income tax received	$—	$273	$—

Income interest received	$531	$121	$544

Non-cash activities:
Purchase of property and equipment	$—	$—	$416

The accompanying notes are an integral part of the consolidated financial statements.

MEDIAMIND TECHNOLOGIES INC.
(FORMERLY: EYEBLASTER, INC.) AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 1:- GENERAL

  a.
  Mediamind Technologies Inc. ("the Company") is a global provider of digital advertising campaign management solutions to media agencies and advertisers. The Company provides its customers with an integrated campaign management platform ("Mediamind") that helps advertisers and agencies simplify the complexities of managing their advertising budgets across multiple digital media channels and formats, including online, mobile, rich media, in-stream video, display and search. Mediamind provides the Company's customers with the ability to plan, create, deliver, measure, track and optimize digital media campaigns.

    The Company markets its services through wholly-owned subsidiaries in Israel, the United Kingdom, France, Germany, Australia, Spain, Hong Kong, Japan, China, Mexico and Brazil. The subsidiaries provide marketing and distribution services for the Company's solutions and services to its customers worldwide.

    The Company's operations rely significantly on third-party service providers, such as data centers, content delivery services and bandwidth providers. The Company has entered into an agreement to use a third-party to provide content delivery services to assist the Company in serving advertisements and had committed to a minimum amount during the calendar year. If this service provider or other third-party service providers fail to provide their services or if their services are no longer available to the Company for any reason and the Company is not immediately able to find replacement providers, the Company's business, financial conditions or results of operations could be materially adversely affected.

    As to principal markets and major customers, see Note 10. If a major customer decides not to continue purchasing services from the Company or significantly reduces its spending with the Company, the Company may not be able to make up the lost revenue.

  b.
  Initial Public Offering ("IPO"):

    On August 10, 2010 the Company completed the IPO of its Common stock on the Nasdaq Capital Market. The Company issued 5,413,703 shares of Common stock, including 413,703 shares derived from the exercise of the underwriters' over-allotment at a price of $ 11.50 per share for total gross proceeds of $ 62,258 or approximately $ 55,962 in net proceeds after deducting underwriting discounts and commissions of $ 3,795 and other offering costs of $ 2,501. Immediately prior to the closing of the IPO, each outstanding Convertible Preferred Stock was converted into 2.1068 Common stock based on the effective conversion rate calculated as of the closing date. As none of the holders of the preferred stocks chose to redeem its holdings rather than to convert, no holder was entitled to receive accretion specified in the preferred stocks' terms (see also note 2q).

MEDIAMIND TECHNOLOGIES INC.
(FORMERLY: EYEBLASTER, INC.) AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

U.S. dollars in thousands

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES

        The consolidated financial statements are prepared according to United States generally accepted accounting principles ("U.S. GAAP").

  a.
  Use of estimates:

    The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  b.
  Financial statements in U.S. dollars:

    Most of the Company's revenues are generated in U.S. dollars. Although a portion of the subsidiaries' expenses is denominated in their respective local currencies, a substantial portion of their expenses is denominated in U.S. dollars. The Company's management believes that the U.S. dollar is the primary currency of the primary economic environment in which the Company operates. Accordingly, the U.S. dollar was used as the Company's functional and reporting currency. Monetary accounts in currencies other than the U.S. dollar of foreign subsidiaries whose functional currency has been determined to be the U.S. dollar are remeasured into U.S. dollar in accordance with ASC 830, "Foreign Currency Matters". All transaction gains and losses of the remeasured monetary balance sheet items are reflected in the statement of income as financial income or expenses, as appropriate.

        The financial statements of the Company's subsidiaries whose functional currency has been determined to be their local currency have been translated into U.S. dollars. Assets and liabilities of these subsidiaries are translated at year-end exchange rates and their statement of operations items are translated using the actual exchange rates at the dates on which those items are recognized. Such translation adjustments are recorded as a separate component of accumulated other comprehensive income in stockholders' equity.

  c.
  Principles of consolidation:

    The consolidated financial statements include the financial statements of the Company and its wholly-owned subsidiaries. Intercompany transactions and balances have been eliminated upon consolidation.

  d.
  Cash equivalents:

    Cash equivalents are short-term bank deposits that are readily convertible into cash with original maturities of three months or less.

  e.
  Restricted cash:

    Restricted cash is an interest-bearing saving account which is used as a security for a bank's guarantee in favor of the Company.

  f.
  Marketable securities:

    The Company accounts for its marketable securities in accordance with ASC 320, "Investments-Debt and Equity Securities". Management determines the appropriate

MEDIAMIND TECHNOLOGIES INC.
(FORMERLY: EYEBLASTER, INC.) AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

U.S. dollars in thousands

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Continued)

    classification of its investments in debt and equity securities at the time of purchase and reevaluates such determinations at each balance sheet date.

    The Company classified all its marketable securities as held-to-maturity as it has the positive intent and ability to hold the securities to maturity and stated them at amortized cost. The amortized cost of held-to-maturity securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization, accretion and decline in value judged to be other than temporary determined on a specific identification method and interest are included in financial income or expenses, as appropriate, in accordance with the Company's policy and ASC 320.

  g.
  Property and equipment:

    Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets at the following annual rates:

%
Computers and peripheral equipment	33
Office furniture and equipment	7-15 (mainly 15%)
Leasehold improvements	The shorter of term of the lease or the useful life of the asset

        The Company reviews property and equipment for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The Company measures recoverability of these assets by comparing the carrying amounts to the future undiscounted cash flows the assets are expected to generate. If property and equipment are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the asset exceeds its fair market value. The tests are based on the Company's single operating segment and reporting unit structure. No impairment losses were identified in any of the years presented.

  h.
  Revenue recognition:

    The Company generates revenues primarily from monthly transaction volume-based fees earned by the Company for making the MediaMind platform available to the Company's customers on an Application Service Provider (ASP) basis. Accordingly, such revenue is recognized in accordance with ASC 605, "Revenue Recognition" and Staff Accounting Bulletin No. 104, "Revenue Recognition in Financial Statements" in the month that the advertising impressions or click-through occur, provided that persuasive evidence of an arrangement exists, no significant Company obligations remain, collection of the resulting receivable is reasonably assured, and the fees are fixed or determinable.

    The Company's customers do not have the right to take possession of the Company's software at any time during or after the term of the relevant customer agreement. Accordingly, as prescribed by ASC 605-30, "Rights to Use" the Company's revenue recognition is outside the scope of ASC 985-605.

  i.
  Research and development expenses:

    Research and development expenses mainly include costs associated with the maintenance of the Company's technology platform and are therefore expensed as incurred. The Company follows the guidance of ASC 350-40, "Internal-Use Software". No material software development costs were capitalized during all periods presented.

MEDIAMIND TECHNOLOGIES INC.
(FORMERLY: EYEBLASTER, INC.) AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

U.S. dollars in thousands

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Continued)

  j.
  Income taxes:

    The Company and its subsidiaries account for income taxes in accordance with ASC 740, "Income Taxes". This Statement prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

    Deferred tax liabilities and assets are classified as current or noncurrent based on the classification of the related asset or liability for financial reporting, or according to the expected reversal dates of the specific temporary differences if not related to an asset or liability for financial reporting.

    The Company accounts for its uncertain tax positions in accordance with ASC 740 which contains a two-step approach to recognizing and measuring uncertain tax positions accounted for in accordance with ASC 740. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. The Company reevaluates its income tax positions to consider factors such as changes in facts or circumstances, changes in or interpretations of tax law, effectively settled issues under audit, and new audit activity. Such a change in recognition or measurement would result in recognition of a tax benefit or an additional charge to the tax provision. The Company accrues interest and penalties related to unrecognized tax benefits in its financial expenses.

  k.
  Concentration of credit risks:

    Financial instruments that potentially subject the Company and its subsidiaries to concentrations of credit risk consist principally of cash and cash equivalents, short-term bank deposits, trade receivables and marketable securities. The majority of the Company's cash and cash equivalents, bank deposits and marketable securities are invested with major banks in the United States, Israel and the United Kingdom. Management believes that the financial institutions that hold the Company's investments are institutions with high credit standing, and accordingly, low credit risk exists with respect to these investments.

    The Company's marketable securities include investments in U.S. corporate debentures. It is the Company's policy to review its marketable equity securities classified as investments on a regular basis to evaluate whether or not any security has experienced other than temporary decline in fair value.

    The Company's trade receivables are derived from sales to customers located primarily in the United States and Europe. The Company performs ongoing credit evaluations of its customers' financial condition. The Company maintains an allowance for doubtful accounts receivable based upon management's experience and estimate of collectability of each outstanding invoice. The allowance for doubtful accounts is determined with respect to specific

MEDIAMIND TECHNOLOGIES INC.
(FORMERLY: EYEBLASTER, INC.) AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

U.S. dollars in thousands

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Continued)

    debts that are doubtful of collection. As of December 31, 2009 and 2010, the Company recorded allowance for doubtful accounts of $0 and $106, respectively. To date, the Company has not experienced any material losses on its accounts receivable. The risk of collection associated with accounts receivable is mitigated by the diversity and number of customers.

  l.
  Severance pay:

    The Israeli subsidiary's liability for severance pay is calculated pursuant to the Israeli Severance Pay Law based on the most recent salary of the employee multiplied by the number of years of employment as of the balance sheet date. Employees are entitled to one month's salary for each year of employment or a portion thereof. The Israeli subsidiary's liability for all of its employees is satisfied by monthly deposits with insurance policies and by an accrual.

    The deposited funds include profits accumulated up to the balance sheet date. The deposited funds may be withdrawn only upon the fulfillment of the obligations pursuant to the Israeli Severance Pay Law or labor agreements. The value of the deposited funds is based on the cash surrendered value of these policies.

    Severance pay expense for the years ended December 31, 2008, 2009 and 2010 amounted to approximately $ 945, $ 367 and $ 927, respectively.

  m.
  Accounting for stock-based compensation:

    ASC 718 requires the use of a valuation model to calculate the fair value of stock based awards. The Company has elected to use the Black-Scholes option-pricing model to determine the fair value of stock based awards on the dates of grant. The assumptions about stock-price volatility have been based exclusively on the volatilities of publicly traded companies that, in management's opinion, are comparable to the Company as the Company trading history is limited (see note 1b). The risk-free interest rate is based on the yield from U.S Treasury zero-coupon bonds with an equivalent term. The expected option term represents the period that the Company's stock options are expected to be outstanding and was determined based on the simplified method permitted by SAB 110 as the average of the vesting period and the contractual term. The Company has historically not paid dividends and has no foreseeable plans to pay dividends.

    The following assumptions were used to estimate the fair value of the stock options granted during the years ended December 31, 2008, 2009 and 2010:

	Year ended December 31,
	2008	2009	2010
Risk free interest	2.46%-5.68%	2.23%-3.6%	1.08%-5.33%
Dividend yields	0%	0%	0%
Volatility	85%	80%-85%	59%-84%
Expected term (in years)	5-10	4.8-7	4-8
Weighted average fair value of options at grant date	$3.84	$6.11	$6.60

MEDIAMIND TECHNOLOGIES INC.
(FORMERLY: EYEBLASTER, INC.) AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

U.S. dollars in thousands

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The Company recognizes compensation expense for the value of its awards, net of estimated forfeitures. Estimated forfeitures are based on actual historical pre-vesting forfeitures.

  n.
  Stock Split:

    All figures in these financial statements relating to the common stock and convertible preferred stock have been retroactively adjusted to reflect a two-for-one stock split effected July 23, 2010 (see Note 8(a)(1)).

  o.
  Derivative instruments:

    In 2009, the Company adopted a foreign currency cash flow hedging program using foreign currency forward contracts ("derivative instruments") in order to hedge the exposure to variability in expected future cash flows resulting from changes in related foreign currency exchange rates. These transactions are designated as cash flow hedges, as defined by ASC 815, "Derivatives and Hedging".

    ASC 815 requires companies to recognize all of their derivative instruments as either assets or liabilities in the balance sheet at fair value. The Company measured the fair value of the contracts in accordance with ASC 820, "Fair Value Measurements and Disclosures" at Level 2. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship.

    For those derivative instruments that are designated and qualify as hedging instruments, a company must designate the hedging instrument, based upon the exposure being hedged, as a fair value hedge, cash flow hedge or a hedge of a net investment in a foreign operation.

    For derivative instruments that are designated and qualify as a cash flow hedge (i.e., hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income (loss), net of taxes and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings.

    The Company's cash flow hedging strategy is to hedge against the risk of overall changes in cash flows resulting from forecasted foreign currency salary payments during the year. The Company hedges portions of its forecasted expenses denominated in NIS with forward exchange contracts. These forward exchange contracts are designated as cash flow hedges, as defined by ASC 815 and Derivative Implementation ASC 815-30, "Cash Flow Hedges".

        The Company recognized a net gain from its currency forward transactions of $ 111 and $ 225 during the years ended December 31, 2009 and 2010, respectively. An amount of $ 89 and $ 193 was offset against operating expenses during the years ended December 31, 2009 and 2010, respectively. An amount of $ 22 and $ 32 was included in financial income, net during the years ended December 31, 2009 and 2010, respectively.

MEDIAMIND TECHNOLOGIES INC.
(FORMERLY: EYEBLASTER, INC.) AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

U.S. dollars in thousands

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Continued)

        As of December 31, 2010, the Company recorded accumulated other comprehensive income, net of taxes, in the amount of $ 209 from its currency forward transactions with respect to payroll incurred during 2010. Such amount will be recorded in earnings during 2011.

  p.
  Comprehensive income:

    The Company accounts for comprehensive income in accordance with ASC 220, "Comprehensive Income". This Statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income generally represents all changes in stockholders' equity during the period except those resulting from investments by, or distributions to, stockholders. The Company determined that its items of other comprehensive income relate to gain and loss on hedging derivative instruments and from foreign currency translation adjustments.

  q.
  Net income attributable to Common stockholders:

    Under the Company's articles of incorporation effective prior to the closing of the IPO, in the event that the Company declares or distributes dividends prior to the consummation of a Qualified IPO ("a QIPO"), an IPO in which the Company raises at least $ 40,000 of net proceeds at a price per share equal to at least $ 14.50, as defined in the Company's articles of incorporation, holders of the Company's Preferred stock were entitled to a preference to receive, prior to distribution of any dividends to holders of any of its Common stock, an amount equal to the original issue price per share on a cumulative basis, net of all previously paid management fees, where applicable (see also Note 11). In accordance with ASC 260, "Earning per Share", the Company deducted the value of the Preferred stock dividend preference, calculated through the date of the conversion of the Preferred stock into Common stock (see note 1b), from its reported net income to compute net income attributable to Common stockholders, even though the Company has not declared or distributed any dividends since inception. Net income attributable to Common stockholders is used to compute earnings per share.

  r.
  Earnings per share:

    Basic net earnings per share ("Basic EPS") are computed by dividing net income attributable to Common stockholders by the weighted average number of shares of Common stock outstanding during the period, excluding shares subject to repurchase, using the two-class method as required by ASC 260-10, "Other Presentation Matters". The two-class method is an earnings allocation formula that determines earnings per share for each class of Common stock and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings. Under the two-class method, net income is reduced by the contractual amount of dividends (or interest on participating income bonds) that must be paid for the current period. The remaining earnings are then allocated to Common stock and participating securities to the extent that each security may share in earnings as if all of the earnings for the period had been distributed.

    The total earnings allocated to each security are determined by adding the amount allocated for dividends and the amount allocated for a participation feature. The total earnings

MEDIAMIND TECHNOLOGIES INC.
(FORMERLY: EYEBLASTER, INC.) AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

U.S. dollars in thousands

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Continued)

    allocated to each security are then divided by the weighted average number of outstanding shares of each class of the security to which the earnings are allocated to determine the net earnings per share for the class of such security.

    All above mentioned calculations were carried until the date through which the participating securities were outstanding. As of the date the participating securities were converted into Common stock for the proportional period remaining until the end of the year (see note 1b).

    Diluted net earnings per share ("Diluted EPS") give effect to all dilutive potential Common stock outstanding during the period. The computation of Diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect on earnings. The dilutive effect of outstanding stock options and warrants is computed using the treasury stock method.

  s.
  Fair value measurements:

    The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments.

    The carrying amounts reported in the balance sheet for cash and cash equivalents, bank deposits, trade receivables, other accounts receivable, trade payables and other accounts payable approximate their fair values due to the short-term maturities of such instruments.

    The Company measures the fair value based on guidance of ASC 820, "Fair Value Measurements and Disclosures", which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

    The Company adopted the provisions of ASC 820, with respect to non-financial assets and liabilities measured at fair value on a non-recurring basis.

    ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 describes three levels of inputs that may be used to measure fair value as follows:

Level 1	—	quoted prices in active markets for identical assets or liabilities;
Level 2	—	significant other observable inputs based on market data obtained from sources independent of the reporting entity;
Level 3	—	inputs that are unobservable (for example cash flow modeling inputs based on assumptions).

    During the years ended December 31, 2008, 2009 and 2010, no impairment losses have been identified.

  t.
  Impact of newly issued accounting pronouncements:

    There are no relevant newly issued accounting pronouncements which have an impact on these financial statements.

MEDIAMIND TECHNOLOGIES INC.
(FORMERLY: EYEBLASTER, INC.) AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

U.S. dollars in thousands

NOTE 3:- MARKETABLE SECURITIES

        Marketable securities with contractual maturities of one year through five years are as follows:

	December 31, 2009
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Corporate debentures	$2,077	$29	$—	$2,106

	December 31, 2010
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Corporate debentures	$2,043	$55	$—	$2,098

        The unrealized gains in the Company's investments in held-to-maturity marketable securities were mainly caused by interest rate changes. The contractual cash flow of these investments are issued by highly rated corporations. Accordingly, it is expected that the securities will not be settled at a price of less than the amortized cost of the Company's investments.

        In accordance with ASC 820, the Company measures its marketable securities at fair value. Marketable securities are classified within level 1 and are thus valued using quoted market prices.

NOTE 4:- PROPERTY AND EQUIPMENT

	December 31,
	2009	2010
Cost:
Computers and peripheral equipment	$5,494	$9,052
Office furniture and equipment	812	1,111
Leasehold improvements	334	1,294

	6,640	11,457

Accumulated depreciation:
Computers and peripheral equipment	3,812	5,490
Office furniture and equipment	365	504
Leasehold improvements	36	449

	4,213	6,443

Depreciated cost	$2,427	$5,014

        Depreciation expenses for the years ended December 31, 2008, 2009 and 2010 amounted to $ 1,053, $ 1,211 and $ 2,239, respectively.

MEDIAMIND TECHNOLOGIES INC.
(FORMERLY: EYEBLASTER, INC.) AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

U.S. dollars in thousands

NOTE 5:- OTHER ACCOUNTS PAYABLE

	December 31,
	2009	2010
Accrued expenses	$1,371	$1,828
Accrued commissions	415	604
Government authorities	2,267	2,644
Deferred taxes	—	18

	$4,053	$5,094

NOTE 6:- COMMITMENTS AND CONTINGENCIES

        The Company and its subsidiaries rent their facilities and motor vehicles under various operating lease agreements. In addition the Company and its subsidiaries are engaged into an agreement to use a third party to provide content delivery. The agreements end on different dates, the latest of which is in 2015 (excluding renewal options).

        Future minimum payments under non-cancelable contractual obligations as of December 31, 2010 are as follows:

Year ended December 31,
2011	3,963
2012	3,402
2013	2,780
2014	2,251
2015	1,844
Thereafter	8,989
23,229

        Total rent, motor vehicle and content delivery services expenses for the years ended December 31, 2008, 2009 and 2010 were $ 3,808, $ 3,869 and $ 4,173, respectively.

        The Company leases motor vehicles under cancelable operating lease agreements. The Company has an option to be released from this agreement, which may result in penalties in a maximum amount of $ 75 as of December 31, 2010. The Company also has contractual penalties in a maximum amount of $ 188 as of December 31, 2010 in respect for mobile phone agreements for the use of its employees.

Litigation:

        During 2010, the Company settled a claim against its insurance carrier regarding its entitlement for reimbursement under the insurance policy, for legal fees incurred over the years 2007 and 2008 in litigation over a third party claim. The total income recognized by the Company, as a reduction to the general and administrative expenses, during the year ended December 31, 2010, as a result of such settlement, was $ 502.

MEDIAMIND TECHNOLOGIES INC.
(FORMERLY: EYEBLASTER, INC.) AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

U.S. dollars in thousands

NOTE 7:- INCOME TAXES

        The Company's consolidated provision for income taxes and deferred tax assets and liabilities is computed based on a combination of the United States tax rates on its United States income, the Israeli tax rates on its Israeli income, as well as the tax rates of other jurisdictions where it conducts business.

  a.
  Taxation of Israeli income:

  1.
  Corporate tax rates:

      Taxable income of Israeli companies is subject to tax at the rate of 27% in 2008, 26% in 2009, 25% in 2010, 24% in 2011, 23% in 2012, 22% in 2013, 21% in 2014, 20% in 2015, 18% in 2016 and thereafter.

    2.
    Tax benefits under the Law for the Encouragement of Capital Investments, 1959 ("the Investment Law"):

      Certain production facilities of the Company's subsidiary in Israel ("MediaMind Technologies Ltd.", formerly: Eyeblaster Ltd.") have been granted "Approved Enterprise" status under the Investment Law.

      In accordance with the Investment Law, MediaMind Technologies Ltd. has elected the "Alternative tax benefits". On April 1, 2005, an amendment to the Investment Law came into effect ("the first Amendment") and has significantly changed the provisions of the Investment Law. The first Amendment limits the scope of enterprises which may be approved by the Investment Center by setting criteria for the approval of a facility as a "Beneficiary Enterprise" (rather than the previous terminology of "Approved Enterprise"), such as by requiring that at least 25% of the "Beneficiary Enterprise's" income will be derived from export. Additionally, the first Amendment enacted major changes in the manner in which tax benefits are awarded under the Investment Law so that companies no longer require Investment Center approval in order to qualify for tax benefits. However, the Investment Law provides that terms and benefits included in any certificate of approval already granted will remain subject to the provisions of the Investment Law as they were on the date of such approval. Therefore, MediaMind Technologies Ltd.'s existing Approved Enterprise will generally not be subject to the provisions of the first Amendment. As a result of the first Amendment, tax-exempt income generated under the provisions of the amended Investment Law, will subject the Company to taxes upon distribution or complete liquidation.

      Accordingly, MediaMind Technologies Ltd.'s income attributed to its Approved Enterprise and Beneficiary Enterprise programs is tax exempt for a period of two years and is subject to a reduced corporate tax rate of 10%-25% for an additional period of five to eight years, depending on the percentage of foreign investment in the Company.

        The duration of tax benefits for the program is subject to limitations of the earlier of 12 years from commencement of investment, or 14 years from receipt of approval as an "Approved Enterprise" under the Investment Law.

MEDIAMIND TECHNOLOGIES INC.
(FORMERLY: EYEBLASTER, INC.) AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

U.S. dollars in thousands

NOTE 7:- INCOME TAXES (Continued)

        The entitlement to the above benefits is conditional upon MediaMind Technologies Ltd. fulfilling the conditions stipulated by the Investment Law, regulations published thereunder and the certificates of approval for the specific investments in Approved Enterprises.

        Should MediaMind Technologies Ltd. fail to meet such requirements in the future, income attributable to its Approved Enterprise or Beneficiary Enterprise programs could be subject to the statutory Israeli corporate tax rate, and MediaMind Technologies Ltd. could be required to refund the tax benefits already received with respect to such program, in whole or in part, including interest.

        In the event of distribution of a dividend from the above mentioned tax-exempt income, the amount distributed will be subject to corporate tax at the rate ordinarily applicable to the Approved Enterprise's and Beneficiary Enterprise's income, in addition to withholding tax.

        Out of the MediaMind Technologies Ltd.'s earnings available for distribution as of December 31, 2010, $ 2,330 is a tax-exempt income attributable to its Approved Enterprise program. If such tax-exempt income is distributed in a manner other than upon the complete liquidation of MediaMind Technologies Ltd., it would be taxed at the corporate tax rate applicable to such profits and an income tax liability of up to approximately $ 583 would be incurred as of December 31, 2010. The tax-exempt income attributable to the Approved Enterprise can be distributed to stockholders without imposing tax liability on MediaMind Technologies Ltd. only upon the complete liquidation of MediaMind Technologies Ltd.

        In addition, as a result of the Amendment, tax-exempt income attributed to the Company's Beneficiary Enterprise program will subject the Company to taxes upon distribution or complete liquidation. Through December 31, 2010, the Company had $ 22,068 of tax-exempt income attributed to its Beneficiary Enterprise program. If such tax-exempt income is distributed in a merger or a regular distribution or upon complete liquidation of the Company, it would be taxed at the corporate tax rate applicable to such profits and an income tax liability of up to $ 5,517 would be incurred as of December 31, 2010.

        The Company has determined that it will not distribute any amounts of its undistributed tax-exempt income as dividend. The Company intends to reinvest its tax-exempt income and not to distribute such income as a dividend. Accordingly, no deferred income taxes have been provided on income attributable to the Company's Approved Enterprise or Beneficiary Enterprise (totaling $ 6,100 of additional liability as aforementioned) programs as the undistributed tax-exempt income is essentially permanent in duration.

        Since part of MediaMind Technologies Ltd.'s taxable income is not entitled to tax benefits under the Investment Law and is taxed at the regular statutory tax rate, its effective tax rate is the result of a weighted combination of the various applicable rates and tax exemptions, and the computation is made for income derived from each program on the basis of formulas specified in the law and in the approvals.

        On January 6, 2011, an additional amendment to the Investment Law came into effect ("the Second Amendment") which has significantly changed the provision of the Investment Law (see also note 13).

MEDIAMIND TECHNOLOGIES INC.
(FORMERLY: EYEBLASTER, INC.) AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

U.S. dollars in thousands

NOTE 7:- INCOME TAXES (Continued)

  b.
  Deferred taxes:

    Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As of December 31, 2009 and 2010, the Company's deferred taxes were in respect of the following:

	December 31,
	2009	2010
Reserves and allowances	$1,415	$1,751
Stock-based compensation	990	1,895
Property and equipment	(100)	(523)
Other	—	(18)

Net deferred tax asset	$2,305	$3,105

Domestic:
Current deferred tax asset	$128	$135
Non-current deferred tax asset, net	891	1,121

	1,019	1,256

Foreign:
Current deferred tax asset, net	888	842
Non-current deferred tax asset, net	398	1,025
Current deferred tax liability	—	(18)

	1,286	1,849

	$2,305	$3,105

        Current deferred tax asset is included within other accounts receivables and prepaid expenses in the balance sheets.

  c.
  Income before income taxes is comprised as follows:

	Year ended December 31,
	2008	2009	2010
Domestic	$544	$1,046	$1,349
Foreign	7,793	11,228	12,446

	$8,337	$12,274	$13,795

MEDIAMIND TECHNOLOGIES INC.
(FORMERLY: EYEBLASTER, INC.) AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

U.S. dollars in thousands

NOTE 7:- INCOME TAXES (Continued)

  d.
  Income tax expenses are comprised as follows:

	Year ended December 31,
	2008	2009	2010
Current	$3,651	$2,672	$4,657
Deferred	(1,476)	(226)	(814)

	$2,175	$2,446	$3,843

Domestic	$395	$370	$488
Foreign	1,780	2,076	3,355

	$2,175	$2,446	$3,843

  e.
  A reconciliation between the theoretical tax expense, assuming all income is taxed at statutory rate applicable to income of the Company and actual tax expense as reported in the statements of income is as follows:

	Year ended December 31,
	2008	2009	2010
Income before income taxes as reported in the statements of income	$8,337	$12,274	$13,795

Statutory tax rate in the U.S.	34%	34%	34%

Theoretical tax provision at the U.S. statutory tax rate	$2,835	$4,173	$4,690
Increase (decrease) in taxes resulting from:
Effect of "Approved and Beneficiary Enterprise" status (*)	(975)	(1,494)	(813)
State tax expenses, net of federal benefit	33	53	94
Tax adjustment in respect of foreign subsidiaries different tax rates	(463)	(886)	(1,010)
Nondeductible stock-based compensation	230	467	614
Other nondeductible expenses	618	202	217
Other	(103)	(69)	(51)

Actual tax expenses	$2,175	$2,446	$3,843

(*)Basic earnings per share amounts of the benefit resulting from "Approved and Beneficiary Enterprise" status	$0.12	$0.18	$0.08

(*)Diluted earnings per share amounts of the benefit resulting from "Approved and Beneficiary Enterprise" status	$0.07	$0.11	$0.05

MEDIAMIND TECHNOLOGIES INC.
(FORMERLY: EYEBLASTER, INC.) AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

U.S. dollars in thousands

NOTE 7:- INCOME TAXES (Continued)

  f.
  The balance at December 31, 2009 and 2010, includes a liability for unrecognized tax benefits of $ 707 and $ 100, respectively for tax positions which are uncertain of being sustained. The accruals are with respect to some expenses which deduction for tax purposes is uncertain. The Company recognized accrued interest of $ 75 related to unrecognized tax benefits as financial expenses. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	December 31,
	2009	2010
Balance at beginning of year	$702	$707
Additions based on tax positions related to thecurrent year	—	—
Additions for tax positions of prior years	5	—
Reductions for tax positions of prior years	—	(353)
Reductions relating to settlement with tax authorities	—	(254)

Balance at end of year	$707	$100

        The Company and its subsidiaries are routinely examined by various taxing authorities.

        The Company's tax years 2008 through 2009 remain subject to examination by the IRS for U.S. federal tax purposes. During 2010, the IRS completed its examination of the 2007 tax year with no changes.

        Also during 2010, the Israeli tax authorities completed its examination for the years 2003 through 2006 resulting in a settlement for those years. As a result of the settlement, the Company released certain tax reserves during the three months ended December 31, 2010.

        There are tax years which remain subject to examination in various other jurisdictions that are not material to the Company's financial statement.

MEDIAMIND TECHNOLOGIES INC.
(FORMERLY: EYEBLASTER, INC.) AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

U.S. dollars in thousands (except share and per share data)

NOTE 8:- STOCKHOLDERS' EQUITY

  a.
  The Company's changes in stockholders' equity during the years ended December 31, 2008, 2009 and 2010, are as follows (1):

	Common stock	Series A-1 Convertible Preferred stock
Balance as of January 1, 2008	8,324,842	2,068,966
Exercise of stock options	61,440	—

Balance as of December 31, 2008	8,386,282	2,068,966
Exercise of stock options	25,720	—

Balance as of December 31, 2009	8,412,002	2,068,966
Exercise of stock options	317,900	—
Conversion of series A-1	4,358,898	(2,068,966)
Exercise of warrants	28,000	—
Initial public offering	5,413,703	—

Balance as of December 31, 2010	18,530,503	—

        The Company's capital consisted of the following as of December 31, 2009 and 2010:

	Authorized		Issued		Outstanding
	December 31,		December 31,		December 31,
	2009	2010	2009	2010	2009	2010
Number of shares
Common stock(2)	19,200,000	88,000,000	11,573,706	21,692,207	8,412,002	18,530,503

Series A-1 Convertible Preferred stock(3)	2,100,000	—	2,068,966	—	2,068,966	—

Preferred stock(4)	—	1,000,000	—	—	—	—

(1)
On July 23, 2010, the Company's Board of Directors and Stockholders approved an amendment to its Certificate of Incorporation ("the Amendment") to affect a 2:1 stock split. Following the Amendment and until the closing of the IPO on August 10, 2010, the Company's authorized shares consisted of 19,200,000 shares of Common stock and 2,100,000 shares of Preferred stock. After the closing of the IPO, the Company filed an Amendment and Restated Certificate of Incorporation ("the Second Amendment"). Following the Second Amendment, the Company's authorized shares consist of 88,000,000 shares of Common stock and 1,000,000 shares of Preferred stock.

(2)
Common stock—Shares of Common stock confer to their holders voting rights, the right to receive cash and stock dividends, and the right to share in excess assets upon liquidation of the Company.

(3)
Series A-1 Convertible Preferred Stock—On April 16, 2007, the Company issued 2,068,966 shares of series A-1 Convertible Preferred stock (see also paragraph below). Immediately prior to closing of the IPO each outstanding Convertible Preferred Stock was converted into 2.1068 Common stock based on the then effective conversion rate.

MEDIAMIND TECHNOLOGIES INC.
(FORMERLY: EYEBLASTER, INC.) AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

U.S. dollars in thousands (except share and per share data)

NOTE 8:- STOCKHOLDERS' EQUITY (Continued)

(4)
Preferred Stock—The board of Directors is empowered to authorize by resolution or resolutions from time the issuance of one or more classes or series of Preferred stock and to fix the designations, powers, preferences and relative, participation, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of stocks constituting each such class or series, and to increase or decrease the number of stocks of any such class or series of the extent permitted by the Delaware Law.

b.
Warrants:

The following table summarizes information regarding outstanding warrants to purchase Common stock of the Company issued to service providers as of December 31, 2010:

Issuance date	Number of warrants	Class of shares	Exercise price per warrant	Exercisable through
January 2002	3,000	Common	$0.001	January 2012

	3,000

        The warrants will be exercisable for shares of Common stock at a rate of 1:1.

        Upon the closing of the Company's IPO, 28,000 warrants were exercised that otherwise would have expired upon closing of the offering.

  c.
  Stock options:

      The Company has reserved for issuance as stock options a total of 7,270,172 shares of Common stock. As of December 31, 2010, an aggregate of 371,186 shares of Common stock of the Company were still available for future grant. Any options, which are forfeited or not exercised before expiration, become available for future grants.

      Options granted under the plan expire 10 years from the date of grant or upon termination of the optionee's employment or other relationship with the Company. The options generally vest over a period of four years.

      The following table sets forth the total stock-based compensation expense resulting from stock options included in the consolidated statements of income.

	Year ended December 31,
	2008	2009	2010
Cost of revenues	$20	$25	$16
Research and development expenses	478	595	848
Selling and marketing expenses	1,063	1,462	1,858
General and administrative expenses	1,195	1,210	1,767

Total stock-based compensation expense	$2,756	$3,292	$4,489

MEDIAMIND TECHNOLOGIES INC.
(FORMERLY: EYEBLASTER, INC.) AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

U.S. dollars in thousands (except share and per share data)

NOTE 8:- STOCKHOLDERS' EQUITY (Continued)

        A summary of employee option activity under the Company's equity incentive plans as of January 1, 2010 and changes during the year ended December 31, 2010 is as follows:

	Number of options	Weighted average exercise price	Weighted average remaining contractual term (years)	Aggregate intrinsic value
Outstanding at January 1, 2010	6,092,822	$4.53
Granted	742,060	14.90
Exercised	(317,900)	3.20
Forfeited and cancelled	(387,476)	6.33

Outstanding at December 31, 2010	6,129,506	5.74	6.52	48,811

Vested and expected to vest at December 31, 2010	5,574,527	5.16	6.25	47,606

Exercisable at December 31, 2010	4,431,336	4.09	5.63	42,600

MEDIAMIND TECHNOLOGIES INC.
(FORMERLY: EYEBLASTER, INC.) AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

U.S. dollars in thousands (except share and per share data)

NOTE 8:- STOCKHOLDERS' EQUITY (Continued)

        The aggregate intrinsic value in the table above represents the total intrinsic value that would have been received by the option holders had all option holders exercised their options on December 31, 2010 and 2009, respectively. This amount changes, based on the fair value of the Company's Common stock. As of December 31, 2010, there were approximately $ 6,228 of total unrecognized compensation costs related to non-vested share-based compensation arrangements granted under the Company's equity incentive plan. That cost is expected to be recognized over a weighted-average period of 2.97 years. The total grant-date fair value of vested options for the year ended December 31, 2010, was approximately $ 18,109. The total intrinsic value of options exercised during the years ended December 31, 2008, 2009 and 2010 was $ 313, $ 158 and $ 3,635, respectively.

        The options outstanding under the Company's equity incentive plan as of December 31, 2010 have been separated into exercise prices as follows:

Exercise price	Options outstanding as of December 31, 2010	Weighted average remaining contractual life (years)	Options exercisable as of December 31, 2010
$0.001	314,758	0.81	314,758
0.005	349,872	1.06	349,872
1.35	285,318	3.62	285,318
1.94	11,000	4.09	11,000
2.00	28,034	4.33	28,034
2.10	40,000	4.82	40,000
2.13	353,720	5.00	353,720
2.55	424,320	5.46	424,320
5.11	823,736	8.16	424,300
5.65	1,726,150	6.56	1,614,796
6.32	246,454	7.19	161,596
7.05	333,424	6.90	254,396
8.75	460,660	8.84	143,172
13.10	109,500	9.18	13,212
16.88	315,000	9.53	7,740
13.45	307,560	9.91	5,102

	6,129,506		4,431,336

MEDIAMIND TECHNOLOGIES INC.
(FORMERLY: EYEBLASTER, INC.) AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

U.S. dollars in thousands (except share and per share data)

NOTE 9:- NET EARNINGS PER SHARE

        The following table sets forth the computation of the basic and diluted earnings per share:

  a.
  Numerator:

	Year ended December 31,
	2008	2009	2010
Net income as reported	$6,162	$9,828	$9,952
Deduct:
Accretion of series A-1 Preferred stock dividend preference	(821)	(1,617)	(1,292)

Numerator for basic net income per share of Common stock	5,341	8,211	8,660
Add:
Series A-1 Preferred stock dividend preference	821	1,617	1,292

Numerator for diluted net income per share of Common stock	$6,162	$9,828	$9,952

  b.
  Denominator:

	Year ended December 31,
	2008	2009	2010
Weighted average number of shares of Common stock	8,380	8,397	12,394
Denominator for basic income per share of Common stock	8,380	8,397	12,394
Add:
Employee stock options and warrants	1,667	1,596	3,232
Series A-1 Preferred stock conversion	4,311	4,359	2,647

Denominator for diluted income per share of Common stock	14,358	14,352	18,273

        The total numbers of options to purchase Common stock excluded from the calculation of Diluted EPS, as they would have an anti-dilutive effect were 1,292, 3,524 and 732 for the years ended December 31, 2008, 2009 and 2010, respectively.

MEDIAMIND TECHNOLOGIES INC.
(FORMERLY: EYEBLASTER, INC.) AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

U.S. dollars in thousands

NOTE 10:- GEOGRAPHIC INFORMATION

        The Company applies ASC 280, "Segment Reporting" (formerly: SFAS No. 131 "Disclosures About Segments of an Enterprise and Related Information."). The Company operates in one reportable segment (see Note 1 for a brief description of the Company's business).

        Revenues by geography are based on the address of the agency. The following table sets forth revenues by geographic area:

	Year ended December 31,
	2008	2009	2010
Revenues:
United States	$15,760	$16,776	$22,495
Europe, Middle East and Africa (EMEA) (excluding the United Kingdom)	22,523	23,370	28,980
United Kingdom	12,558	11,559	11,504
Asia Pacific (APAC)	9,755	9,676	12,392
Latin America	1,688	2,184	3,895
Canada	1,491	1,510	1,580

	$63,775	$65,075	$80,846

        The following table sets forth long-lived assets by geographic area:

	December 31,
	2009	2010
Long-lived assets:
United States	$861	2,165
Europe	437	503
Israel	1,005	2,179
Other	124	167

	$2,427	5,014

        The Company has one major customer that accounted for more than 10% of revenues during all years presented. While this customer is a major media agency from which the Company generates revenues, it is also a web publisher that acts in certain cases as the paying customer for other media agencies that purchase the Company's services.

        During the years ended December 31, 2008, 2009 and 2010, this major customer as a media agency accounted for approximately 14%, 13%, and 7% of the Company's annual revenues, respectively. In addition, as the paying customer of other media agencies it accounted for approximately 14%, 9% and 7%, aggregating to a total of 28%, 22% and 14% for the years ended December 31, 2008, 2009 and 2010, respectively.

MEDIAMIND TECHNOLOGIES INC.
(FORMERLY: EYEBLASTER, INC.) AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

U.S. dollars in thousands

NOTE 11:- TRANSACTIONS AND BALANCES WITH RELATED PARTY

        On April 16, 2007, the Company signed a management agreement with the series A-1 Convertible Preferred stockholders ("the A-1 stockholders") pursuant to which such A-1 stockholders agreed to provide the Company with various management and consulting services. Under the terms of the management agreement, the Company paid the A-1 stockholder an annual management fee of $ 1,000 during the term of the management agreement. The A-1 stockholder is not entitled to any additional or other forms of consideration for its services. The management agreement terminated on April 16, 2009, two years after the date of agreement.

        The following transactions with the A-1 stockholders are included in the statements of income:

	Year ended December 31,
	2008	2009	2010
General and administrative expenses	$1,000	$318	$—

NOTE 12:- FINANCIAL INCOME, NET

	Year ended December 31,
	2008	2009	2010
Financial income:
Interest on bank deposits and marketable securities	$657	$604	$665
Foreign currency translation differences	2,859	5,696	7,935

	3,516	6,300	8,600

Financial expenses:
Interest and other bank charges	(55)	(75)	(96)
Foreign currency translation differences	(2,708)	(6,145)	(7,927)

	(2,763)	(6,220)	(8,023)

	$753	$80	$577

NOTE 13:- SUBSEQUENT EVENT

        On January 6, 2011, an amendment to the Law for the Encouragement of Capital Investments, 1959 ("the Law") was enacted. According to the amendment, the benefit tracks in the Law were modified and a flat tax rate may apply to the Company's entire preferred income. The Company will be able to apply (the waiver is non-recourse) the amendment and from then on it will be subject to the amended tax rates that are: 2011 and 2012—15%, 2013 and 2014—12.5% and in 2015 and thereafter—12%.

        The Company is examining the possible effect of the amendment on the financial statements, if at all, and at this time has not yet decided whether to opt to apply the amendment.